Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of [   ], 2024, is made by and between DiamiR Biosciences Corp., a Delaware corporation (the “Company” or “DiamiR”) whose mailing address is 11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852 and Gary Anthony (the “Employee”), Employee and DiamiR are hereinunder sometimes referred to individually as a “Party” and collectively as “Parties”.

WHEREAS, DiamiR desires to employ Employee and to have the benefit of his skills and services, commencing on the closing date of an underwritten public offering of the Company’s common stock on a national exchange (the “Commencement Date”) upon and subject to the terms herein provided; and

WHEREAS, Employee is willing to agree to be employed by the Company upon and subject to the terms herein provided.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Disclosure, Non-Solicitation, and Intellectural Property Assignment Agreement (“Non-Disclosure and IP Assignment Agreement”), attached as Exhibit A and hereinafter defined, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Position. The terms of Employee’s position with the Company are as set forth below:

(a) Employee shall serve as Chief Financial Officer (“CFO”) of DiamiR and shall have responsibilities, duties and authority normally ascribed to that position and all such other responsibilities, duties and authority assigned to Employee by the Board of the Company from time to time in its sole discretion. The Employee’s employment by DiamiR shall be full-time and exclusive.

Employee shall act at all times to promote the Company’s business and best interests. Employee shall devote substantially all business time, labor, skill, undivided attention and best ability to the performace of his duties hereunder in a manner, which will faithfully and diligently further and expand the business and interests of the Company.

The Employee shall use his best efforts to perform his duties hereunder. The Employee may, with the prior written consent of the Board, devote up to 25% of his time to consulting for non-competitive third parties, including serving on the Board of Directors of non-competitive third parties, to the extent that, in the reasonable judgment of the Board or its designee, such consulting does not (i) interfere in any material respect with Employee’s ability to discharge Employee’s duties and responsibilities to the Company, or (ii) violate the Conflicts provision of Employees’s Non-Disclosure and IP Assignment Agreement. The engagement with each such third party shall be pre-approved in writing by the Board of DiamiR or its designee, with such approval not unreasonably withheld or delayed, Nothing in this clause shall preclude the Employee from holding any shares or other securities of any competitor that is listed on any securities exchange or recognized securities market anywhere if such shares or securities represent less than 5% of the competitors outstanding shares and securities. The Employee shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

(b) Employee will directly report to the Board of the Company.

2. Employment Term. Unless the Employee’s employment shall sooner terminate pursuant to Section 3, the Company shall employ the Employee for a term commencing on the Commencement Date and ending on the second anniversary of the Date (the “Initial Period”). Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), the Employee’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Period”), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least thirty (30) days prior to the expiration of the Initial Period or any Additional Period, either Party shall give written notice to the other (a “Non-Extension Notice”) of its intention not to extend the term thereof. A Non-Extension Notice delivered by the Company shall not constitute a without Cause termination under Section 3.

3. Termination.

A.	Accrued Obligations. Upon the termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive (i) any Base Salary that had accrued but had not been paid on or before the termination date; and (ii) any reimbursement due to Employee pursuant to Section 6(c) (collectively, the “Accrued Obligations”).

B.	Involuntary Termination. If Employee’s employment is terminated by the Company without Cause (as defined herein) or if Employee resigns from Employee’s employment for Good Reason (as defined herein) (for purposes of clarity, a termination without Cause does not include a termination that occurs as a result of Employee’s death or disability), and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), then in addition to the Accrued Obligations, Employee shall receive a single lump sum payment in an amount equal to three months of Base Salary at the time of Separation.

C.	Termination for Cause. If Employee’s employment with the company terminates for Cause by the Company or due to Employee’s death or Total Disability, then all payments of compensation by the Company to Employee hereunder will terminate immediately (except Accrued Obligations). For purposes hereof, Employee shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 60 consecutive days or longer, or for shorter periods aggregating 90 days in any 360-day period.

D.	Voluntary Termination. Employee may terminate his employment without Good Reason upon 45 days written notice, in which case and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims inter form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), Employee (or his estate or representative, as applicable) shall be paid the Accrued Obligations.

E.	Voluntary Termination Due to Change in Control. In the event that Employee’s employment is terminated because of a change in control (as defined herein) of the Company, Employee will be paid all Accrued Obligations, Bonuses to the extent earned, and three months of Base Salary. Additionally, non-vested Options and RSUs granted to Employee, described in Section 3 and Schedule B, shall vest on the date of termination (“Accelerated Vesting”). For purposes of this Agreement, a “change in control” shall be defined as the sale of more than fifty percent (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities, or a merger (or similar transaction) in which the Company is not the surviving entity and following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s or the surviving entity’s voting stock.

F.	Forfeiture of Rights. In the event that, subsequent to termination of Employee’s employment hereunder, Employee breaches any of the provisions of the Non-Disclosure and IP Assignment Agreement in any material respect, all payments and benefits to which Employee may otherwise have been entitled to pursuant to this Section 3 hereof shall immediately terminate and be forfeited.

4. Definitions.

A.	Cause. For purposes of this Agreement, “Cause” is defined as

(i)	Employee’s willful fraud upon, or deliberate injury or attempted injury to, the Company;

(ii)	Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement or any contract between Employee and the Company;

(iii)	conduct of Employee that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Employee’s gross unfitness to serve, including continued or excessive absences or tardiness (not including authorized leaves or absence, FMLA leave, or absences that are a result of an accommodation under ADA);

(iv)	Employee’s material breach of: (x) this Agreement or the Non-Disclosure and IP Assignment Agreement or (y) any statutory (including fiduciary) duty of the Employee to the Company; provided, however, that no such termination under subsection (iv) or (ii) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions within ten (10) day period following receipt of such written notice.

B.	Good Reason. For purposes of this Agreement, “Good Reason” is defined as a voluntary resignation by Employee upon thirty (30) days prior written notice to the Company, within sixty (60) days following the occurrence of one or more of the following events without Employee’s prior written consent: (i) a material reduction of Employee’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a reduction of more than twenty percent (20%) of Employee’s Base Salary, other than as a part of an across-the-board salary reduction applicable to executive officers of the Company; or (iii) a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure one or more of the foregoing events identified in such written notice, and only if the Company does not cure within that time shall there be Good Reason.

5. Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee the compensation as set forth herein.

(a) Base Salary. Employee will be paid an initial annual base salary of $210,000 which will be paid monthly, in accordance with the Company’s regular payroll practices (“Base Salary”), starting on the Commencement Date until the twelve month anniversary thereof.

Additionally, on the first annual anniversary of the Commencement Date, the annual Base Salary will increase to $220,500.

(b) Performance Bonuses. In addition to the Base Salary, Employee shall be eligible to receive an annual bonus (the “Bonus”) in such amounts up to 40% of Base Salary, as shall be determined in the sole discretion of the Compensation Committee of the Board of the Company following the end of each fiscal year.

(c) Options. In addition to (and not in lieu of) the Base Salary and any Bonus, Employee shall be entitled to an aggregate of 120,000 options to purchase shares of the Company’s common stock (“Options”), which shall be granted on the Commencement Date, at the price paid by investors for the securities issued in the IPO and shall vest in accordance with Schedule B; provided however, that Employee shall only be entitled to the Options and vesting of same if he remains employed by the Company on any such vesting date.

In addition to the above, the Compensation Committee of the Board of Directors, at its discretion, can issue additional options during its annual performance review process tied to specific vesting milestones.

(d) Periodic Review of Compensation. Upon completion of the Initial Term and of each Additional Term, the Board shall perform a review of Employee’s Base Salary and Bonuses and shall determine the appropriate adjustments to each of the components. Additionally, the Board shall determine if a new grant of Options to the Employee is warranted. The review shall be completed within seventy five (75) days of the start of each Additional Term.

6. Benefits.

(a) Benefit Plan – Health Insurance, Life Insurance, Retirement. Employee will be eligible to participate in DiamiR group health insurance program (which includes prescription benefits), by paying a portion of the premium.

Employee will also be eligible to participate in dental and vision plans, and DiamiR will cover the cost of Employee’s participation, while the cost of externding the coverage to Employee’s dependents will be covered by the Employee.

The Company will also pay for Employee’s enrollment in group life insurance.

The company will also make a matching contribution of up to 4% of Employee’s base salary to a 401K or similar plan.

(b) Vacation; Sick Leave. Employee will be entitled to twenty (20) days of paid time off per year. Vacation may not be taken before it is accrued during the current year. Employee shall coordinate his vacation plans with the Board of Directors or its designee, so as not to endanger important projects, deliverables and deadlines of the Company.

(c) Other Benefits. Expenses. The Company will provide Employee with standard business reimbursements subject to Company policies and procedures and with appropriate receipts. Any unsual expenses, and expenses exceeding $1,000 prior to the Commencement Date and and as will be determined by the Audit Committee of the Board after the Commencement Date, require pre-approval by the Board.

7. Legal Employment, Non-Disclosure and IP Assigment Agreement. Employee’s acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Non-Disclosure and IP Assigment Agreement, a copy of which is annexed as Exhibit A for Employee’s review and execution, prior to or on Employee’s Commencement Date. This offer is further contingent upon the fact that Employee has proof that he is legally able to work in the United States.

8. Non-Solicitation. Employee agrees to the non-solicitation terms set forth in the Non-Disclosure Agreement.

9. Arbitration. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of New York. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement is to be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The provisions of this Section 6 shall specifically survive the termination of this Agreement.

10. Miscellaneous. This Employment Agreement, together with the Schedules and Non-Disclosure Agreement, sets forth the terms of Employee’s employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified, amended and no provision may be waived, except by a written agreement, signed by the Company and by Employee. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be governed by New York law without reference to rules of conflicts of law. The waiver of any breach of any provision of this Employment Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Agreement. This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee. This Agreement may be executed in several original or facsimile or digital copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile or digitally transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

11. No Inconsistent Obligations. Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

12. Survival. The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

13. Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish suchinformation and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:	DiamiR Biosciences Corp.
Kira Sheinerman, Executive Chairperson of the Board
11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852
Email: ksheinerman@diamirbio.com

If to Employee:
Gary Anthony

Email: ga@ganthony.com

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE	DiamiR Biosciences Corp.

By:
Gary Anthony		Kira Sheinerman, PhD, MBA

EXHIBIT A

NON-DISCLOSURE, NON-SOLICITATION, AND

INTELLECTURAL PROPERTY ASSIGNMENT AGREEMENT

This Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement (this “Agreement”), dated as of [   ], is made by and between DiamiR Biosciences Corp., a Delaware corporation (the “Company”) whose mailing address is 11 Deer Park Drive, Suite 102G, Monmouth Junction, NJ 08852 and Gary Anthony (the “Employee”).

WHEREAS, Employee is commencing employment with the Company pursuant to that certain Employment Agreement executed by and between the Company and Employee on the date thereof (the “Employment Agreement”). Any terms not otherwise defined herein, shall have the meaning set forth in the Employment Agreement;

WHEREAS, the Company wishes to enter into this Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement (this “Agreement”) with Employee to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company and others with whom the Company does business and to avoid the solicitation by Employee of the Company’s customers, collaborators and other employees;

WHEREAS, Employee recognizes the Company’s need for this Agreement to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company, its Affiliates (as such term is defined below) and third parties, such as customers, collaborators, and partners;

WHEREAS, as a condition of the Employment Agreement, Employee has agreed to the terms and conditions hereof and has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for the Company’s execution of the Employment Agreement and to provide Employee with Confidential Information (as such term is defined below), as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Scope.

Any references in this Agreement regarding Employee’s duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, work product, non-solicitation and noncompetition) include Employee’s obligation to the Company’s affiliated entities, which includes the Company’s parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an “Affiliate” and collectively, the “Affiliates”). Employee also understands that if he is assigned to perform any work or duties with or for the Affiliates, this Agreement shall apply. The word “cessation” in this Agreement refers to the ending of Employee’s employment with the Company.

2. Protection of Confidential Information.

(a) “Confidential Information” means information disclosed to Employee or known by Employee (including information conceived, originated, discovered, or developed in whole or in part by Employee), about the Company and/or the Company’s business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions, computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, information related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential. The parties agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is in the public domain; (ii) information that, after disclosure by Company, becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information Employee is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case Employee shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Employee shall disclose only that portion of the Confidential Information that, in the opinion of the Company’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

(b) Employee acknowledges that all Confidential Information is, and for all times after the cessation of Employee’s employment shall remain, the property of the Company. Employee agrees that he shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained prior written permission from the Company, and to obtain such prior written permission whether during Employee’s employment or after termination of such employment, except as shall be necessary in the ordinary course of performing his duties as an employee of the Company in accordance with the Employment Agreement.

(c) Employee shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

3. Ownership and Intellectual Property.

Employee agrees that all Confidential Information that results from work performed by Employee for the Company shall be the sole and exclusive property of the Company or its nominees, including without limitation any and all Confidential Information that comprises an invention or discovery by Employee, or an invention or discovery to which Employee has made a contribution, and whether or not any such invention or discovery is patentable (“Inventions”). Employee will and hereby does assign to the Company all of Employee’s rights in and to each and every Invention upon its creation, including without limitation (a) patents, patent applications, and patent rights throughout the world; (b) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information throughout the world; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired (collectively, “IP Rights”). The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Employee further agrees (i) to assist the Company in every proper way to obtain and from time to time to enforce such IP Rights relating to Inventions, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may determine are necessary or appropriate, including without limitation assignments of inventions. Such documents may be necessary to: (a) vest in the Company or its nominee clear and marketable title in and to Inventions, (b) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions, or (c) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Employee’s obligations pursuant to this Section shall continue beyond the termination of Employee’s services for the Company, but the Company agrees to compensate Employee after the termination of such services at a reasonable rate for time actually spent or expenses incurred by Employee at the Company’s request.

4. Conflicts.

Employee represents and warrants that his employment or engagement by the Company and the execution and delivery of this Agreement and compliance with all the terms of this Agreement do not and will not breach any written or oral agreement Employee has entered into relating to intellectual property, noncompetition or otherwise. Employee shall not enter into any written or oral agreement in conflict with this Agreement. Moreover, without limiting the generality of the provisions of the Employment Agreement requiring him to devote full-time efforts to his duties under such Employment Agreement, during the period of Employee’s employment by the Company, Employee shall not, without the Company’s prior written consent, directly or indirectly, engage in any employment, consulting or activity (other than Employee’s employment with the Company) relating to any line of business in which the Company is now engaged, is engaged at such time or is considering, expects or plans to be engaged or which would otherwise conflict with his employment obligations to the Company. Further, Employee shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect.

In keeping with Employee’s fiduciary duties to the Company, Employee agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Company, include, but are not limited to, the following:

●	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Employee does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

●	misuse of the Company’s information or facilities to which Employee has access in a manner that will be detrimental to the Employee’s interest, such as utilization for Employee’s own benefit of know-how, inventions, or information developed through the Employee’s business activities;

●	disclosure or other misuse of information of any kind obtained through Employee’s connection with the Company;

●	appropriation by Employee or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

●	the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

5. Non-Solicitation of Customers and Suppliers. During the period of Employee’s employment with the Company and for eighteen (18) months after cessation of his employment with the Company (the “Non-Solicit Period”), Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, divert or attempt to divert any person, concern or entity, which is furnished services by or furnishes services to the Company, from doing business with the Company or otherwise to change its relationship with the Company, or induce or attempt to induce any customer or supplier of, or joint venturer with, the Company to cease being a customer or supplier of, or joint venturer with, the Company or otherwise to change its relationship with the Company.

6. Non-Solicitation and Non-Hire of Employees. During Employee’s employment with the Company and for eighteen (18) months after cessation of his employment with the Company, Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, solicit or induce any employee or consultant of the Company to leave his or her service with the Company, or assist in any manner in the recruitment or hiring of any such person.

7. Non-Disparagement. Employee agrees that he shall not, at any time, whether during or after cessation of Employee’s employment with the Company, make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company (or any of its Affiliates, or its other officers, managers, directors, partners or investment professionals).

8. Competitive Protection. Employee fully understands and realizes that the confidentiality, assignment and non-solicitation, and other terms and conditions of this Agreement shall bind and obligate Employee as described in this Agreement.

9. Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Employee shall be and remain the property of Company and shall be promptly returned to Company or destroyed by Employee upon the Employee’s termination and/or upon Company’s request.

10. Severability. Each Section and the subparts of each Section herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the clauses contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such clause or clauses shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be coextensive with the maximum restrictions enforceable by the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11. Survival. All obligations, duties, rights, remedies, express representations or other provisions required to give force and effect to this Agreement, or made in or given in this Agreement, which have accrued prior to cessation of Employee’s employment with the Company, shall survive the cessation of Employee’s employment with the Company and shall continue and remain in full force and effect in accordance with their respective terms, except where limited to the duration expressly stated therein.

12. Binding Agreement; Entire Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, heirs (in the case of the Employee) and assigns of the parties hereto. This Agreement, along with the Employment Agreement and the schedules thereto between the Company and Employee expresses the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements, letters of intent and understandings between the parties, and any and all promises, statements, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto, except for any existing confidentiality agreement between the parties. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

14. Notices. Any notice a party is required or may desire to give pursuant to this Agreement shall be given in writing in accordance with the requirements of Section 9 of the Employment Agreement.

15. Waiver. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee and the Company.

16. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

17. Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by both of the parties.

28. Headings. The headings of the sections of this Agreement are used for convenience only and shall not be deemed to constitute a part or to affect the meaning of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement as of the date first written above.

EMPLOYEE	DIAMIR BIOSCIENCES CORP.

By:
Gary Anthony		Kira Sheinerman, PhD, MBA

EXHIBIT B

120,000 Options granted upon the Commencement Date, with an exercise price equal to the price of securities issued in the IPO, vesting in accordance with the following schedule:

24,000	Options vesting on the closing of the IPO.

48,000	Options vesting quarterly, over 8 quarters.

15,840	Options vesting upon the filing date of the first Annual Report on Form 10-K after the IPO.

15,840	Options vesting upon the filing date of the second Annual Report on Form 10-K after the IPO.

15,840	Options vesting upon the Company’s receipt of funding in excess of $4,000,000.

All unvested Options shall immediately vest upon “change in control,” which shall be defined as the sale of more than fifty percent (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities, or a merger (or similar transaction) in which the Company is not the surviving entity and following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s or the surviving entity’s voting stock.

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